Exhibit 99.2

CSX Announces Fourth Quarter EPS of $0.99, Including $0.05 Charge
for Early Debt Repayment

JACKSONVILLE, Fla. – January 21, 2021 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2020 net earnings of $760 million, or $0.99 per share. These results include a charge of $48 million, or $0.05 per share after-tax, related to the early retirement of debt.

CSX’s operating ratio set a company fourth quarter record of 57.0 percent, compared with 60.0 percent in the prior year. Despite the lower level of economic activity and operating challenges presented by the COVID-19 pandemic, CSX produced a full year 2020 operating ratio of 58.8 percent, exceeding the Company’s initial guidance of a 59.0 percent operating ratio.

“I am extremely proud of how CSX’s team of railroaders continuously rose to the challenges this year presented,” said James M. Foote, president and chief executive officer. “Throughout this difficult period, they have shown an unwavering commitment to our customers and remained focused on ensuring the delivery of critical goods to millions of Americans.”

Revenue for the fourth quarter decreased 2 percent from the prior year to $2.83 billion, as intermodal growth was more than offset by lower fuel surcharge revenue and coal declines. Expenses decreased 7 percent year over year to $1.61 billion, driven by lower fuel expense and efficiency gains. Operating income increased 5 percent for the quarter to $1.22 billion, compared to $1.15 billion in the same period last year.

CSX executives will conduct a conference call with the investment community this afternoon, January 21, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-866-324-3683. For callers outside the U.S., dial 1-509-844-0959. Participants should dial in 10 minutes prior to the call and enter in 2874369 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)				(Unaudited)
	Quarters Ended				Years Ended
	Dec. 31, 2020	Dec. 31, 2019	$ Change	% Change	Dec. 31, 2020	Dec. 31, 2019	$ Change	% Change

Revenue	$2,825	$2,885	$(60)	(2)%	$10,583	$11,937	$(1,354)	(11)%
Expense
Labor and Fringe	588	658	70	11	2,275	2,616	341	13
Materials, Supplies and Other	445	426	(19)	(4)	1,684	1,749	65	4
Depreciation	347	344	(3)	(1)	1,383	1,349	(34)	(3)
Fuel	139	216	77	36	541	906	365	40
Equipment and Other Rents	91	87	(4)	(5)	338	352	14	4
Total Expense	1,610	1,731	121	7	6,221	6,972	751	11

Operating Income	1,215	1,154	61	5	4,362	4,965	(603)	(12)

Interest Expense	(189)	(189)	—	—	(754)	(737)	(17)	(2)
Other (Expense)/Income - Net (a)	(32)	16	(48)	(300)	19	88	(69)	(78)
Earnings Before Income Taxes	994	981	13	1	3,627	4,316	(689)	(16)

Income Tax Expense (b)	(234)	(210)	(24)	(11)	(862)	(985)	123	12
Net Earnings	$760	$771	$(11)	(1)%	$2,765	$3,331	$(566)	(17)%

Operating Ratio	57.0%	60.0%			58.8%	58.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.99	$0.99	$—	—%	$3.60	$4.17	$(0.57)	(14)%

Average Shares Outstanding, Assuming Dilution (Millions)	766	778			768	798

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2020	Dec. 31, 2019
ASSETS

Cash and Cash Equivalents	$3,129	$958
Short-Term Investments	2	996
Other Current Assets	1,310	1,324
Properties - Net	32,444	32,168
Investment in Affiliates and Other Companies	1,985	1,879
Other Long-Term Assets	923	932
Total Assets	$39,793	$38,257

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$401	$245
Other Current Liabilities	1,618	1,906
Long-Term Debt	16,304	15,993
Deferred Income Taxes - Net	7,168	6,961
Other Long-Term Liabilities	1,192	1,289
Total Liabilities	26,683	26,394

Total Shareholders' Equity	13,110	11,863
Total Liabilities and Shareholders' Equity	$39,793	$38,257

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 31, 2020	Dec. 31, 2019
OPERATING ACTIVITIES
Net Earnings	$2,765	$3,331
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,383	1,349
Deferred Income Tax Expense	180	273
Gains on Property Dispositions	(35)	(151)
Other Operating Activities - Net	(30)	48
Net Cash Provided by Operating Activities	4,263	4,850

INVESTING ACTIVITIES
Property Additions	(1,626)	(1,657)
Proceeds from Property Dispositions	56	254
Purchases of Short-Term Investments	(426)	(2,838)
Proceeds from Sales of Short-Term Investments	1,424	2,108
Other Investing Activities (c)	(77)	31
Net Cash Used in Investing Activities	(649)	(2,102)

FINANCING ACTIVITIES
Long-term Debt Issued	1,000	2,000
Long-term Debt Repaid	(745)	(518)
Dividends Paid	(797)	(763)
Shares Repurchased (d)	(867)	(3,373)
Other Financing Activities	(34)	6
Net Cash Used in Financing Activities	(1,443)	(2,648)

Net Increase in Cash and Cash Equivalents	2,171	100

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	958	858
Cash and Cash Equivalents at End of Period	$3,129	$958

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Other (Expense)/Income - Net: During fourth quarter 2020, the Company recorded $48 million of debt repurchase expense, or $0.05 per share after tax, due to the repurchase of certain notes that were expected to mature in 2023. During fourth quarter 2019, the Company recorded $10 million of debt repurchase expense, or $0.01 per share after tax, due to the repurchase of certain notes that were expected to mature in 2020.

b)Income Tax Benefit: During fourth quarter 2020, the Company recognized $11 million in tax benefits, none of which were individually significant. During fourth quarter 2019, the Company recognized $31 million in tax benefits primarily due to the resolution of certain state tax matters and a favorable federal legislative change.

c)Other Investing Activities: For the year ended December 31, 2020, other investing activities includes the impact of a $30 million deposit paid by the Company related to its signed definitive agreement to acquire Pan Am Railways, Inc. This transaction remains subject to regulatory review and approval by the Surface Transportation Board.

d)Shares Repurchased: During fourth quarters and years ended 2020 and 2019, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Shares Repurchased (Millions)	2	9	13	48
Cost of Shares (Dollars in millions)	$203	$606	$867	$3,373
Average Cost per Share Repurchased	$83.75	$68.09	$68.70	$70.54

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2020 and December 31, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	169	164	3%	$586	579	1%	$3,467	$3,530	(2)%
Agricultural and Food Products	125	118	6	375	354	6	3,000	3,000	—
Automotive	103	110	(6)	275	299	(8)	2,670	2,718	(2)
Minerals(a)	78	87	(10)	133	140	(5)	1,705	1,609	6
Forest Products(a)	68	69	(1)	207	210	(1)	3,044	3,043	—
Metals and Equipment(a)	66	57	16	175	170	3	2,652	2,982	(11)
Fertilizers	59	60	(2)	113	108	5	1,915	1,800	6
Total Merchandise	668	665	—	1,864	1,860	—	2,790	2,797	—
Coal	174	192	(9)	375	459	(18)	2,155	2,391	(10)
Intermodal	757	682	11	476	449	6	629	658	(4)
Other	—	—	—	110	117	(6)	—	—	—
Total	1,599	1,539	4%	$2,825	$2,885	(2)%	$1,767	$1,875	(6)%

Years Ended December 31, 2020 and December 31, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	664	670	(1)%	$2,309	2,349	(2)%	$3,477	$3,506	(1)%
Agricultural and Food Products	463	469	(1)	1,386	1,410	(2)	2,994	3,006	—
Automotive	344	456	(25)	920	1,236	(26)	2,674	2,711	(1)
Minerals(a)	321	337	(5)	538	559	(4)	1,676	1,659	1
Forest Products(a)	270	283	(5)	824	862	(4)	3,052	3,046	—
Metals and Equipment(a)	239	249	(4)	675	742	(9)	2,824	2,980	(5)
Fertilizers	234	243	(4)	424	431	(2)	1,812	1,774	2
Total Merchandise	2,535	2,707	(6)	7,076	7,589	(7)	2,791	2,803	—
Coal	637	843	(24)	1,397	2,070	(33)	2,193	2,456	(11)
Intermodal	2,720	2,670	2	1,702	1,760	(3)	626	659	(5)
Other	—	—	—	408	518	(21)	—	—	—
Total	5,892	6,220	(5)%	$10,583	$11,937	(11)%	$1,796	$1,919	(6)%
(a) In first quarter 2020, changes were made in the categorization of certain lines of business, impacting Chemicals, Minerals, Forest Products, and Metals and Equipment. The impacts were not material and prior periods have been reclassified to conform to the current presentation.

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 2% in fourth quarter 2020 when compared to fourth quarter 2019 primarily due to decreases in fuel recovery as well as declines in coal. These decreases were partially offset by volume and pricing gains in intermodal and pricing gains in merchandise.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Fuel Surcharge Revenue	$72	$146	$365	$610
Fuel Lag (Expense)/ Benefit	$(4)	$(2)	$30	$13

Merchandise Volume
Chemicals - Increased due to higher shipments of plastics, waste and crude oil, partially offset by lower shipments of frac sand and natural gas liquids.

Agricultural and Food Products - Increased due to higher shipments of export grains, food and consumer products, and ethanol.

Automotive - Declined as a result of lower vehicle production at plants served by CSX.

Minerals - Decreased due to lower shipments of aggregates, partially offset by higher shipments of other minerals.

Forest Products - Declined due to lower shipments of printing paper, wood pulp and building products, partially offset by growth in pulpboard.

Metals and Equipment - Increased due to higher shipments of scrap and steel.

Fertilizers - Declined due to lower short-haul phosphate shipments, which was partially offset by higher long-haul fertilizer shipments.

Coal Volume
The decline in domestic coal was driven by lower shipments of utility coal as a result of continued competition from natural gas and reduced electrical demand, as well as lower steel and industrial shipments due to lower industrial production. Export coal declined due to reduced international shipments of thermal coal.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2020	Dec. 31, 2019	Change	Dec. 31, 2020	Dec. 31, 2019	Change
Coal Tonnage
Domestic	12.4	13.3	(7)%	42.0	56.6	(26)%
Export	7.2	8.3	(13)	29.5	38.2	(23)
Total Coal	19.6	21.6	(9)%	71.5	94.8	(25)%

Intermodal Volume
Increases in both domestic and international shipments resulted from tightening truck capacity, inventory replenishments and growth in rail volumes from east coast ports.

Other Revenue
Other revenue decreased $7 million versus prior year due to a higher reserve for freight in transit, declines in demurrage and lower affiliate revenue, partially offset by increased revenue for storage at intermodal facilities.

CSX Corporation
EXPENSE
Expenses of $1.6 billion decreased $121 million, or 7%, in fourth quarter 2020 when compared to fourth quarter 2019 primarily driven by lower fuel prices and efficiency savings.
Labor and Fringe expense decreased $70 million due to the following:
•Efficiency savings of $49 million primarily driven by structural changes to the train plan that resulted in reduced crew starts as well as lower headcount.
•Other costs decreased $21 million primarily driven by lower expected payouts on existing incentive compensation plans as well as higher prior year accelerated stock compensation expense for certain retirement-eligible employees, partially offset by inflation.
Materials, Supplies and Other expense increased $19 million due to the following:
•Gains from real estate sales of $2 million in 2020 were lower than gains of $22 million in 2019.
•Other costs increased $19 million primarily due to inflation and other non-significant items.
•Partially offsetting these increases, efficiency and volume savings of $20 million primarily resulted from lower operating support costs, reduced corporate expenses and lower terminal costs as a result of record productivity levels at intermodal terminals.
Depreciation expense increased $3 million primarily due to a larger asset base, partially offset by the impacts of the 2020 road and track depreciation study.
Fuel expense decreased $77 million driven by a 33% price decrease and record fourth-quarter fuel efficiency.
Equipment and Other Rents expense increased $4 million as higher days per load across all markets resulted in increased car hire costs, which were partially offset by several non-significant items.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
	Dec. 31, 2020	Dec. 31, 2019	Change	Dec. 31, 2020	Dec. 31, 2019	Change
Average	19,240	20,912	(1,672)	19,630(a)	21,561	(1,931)
Ending	19,282	20,908	(1,626)	19,282	20,908	(1,626)
(a) During second quarter 2020, there were on average 307 employees on temporary emergency reserve boards who are included in the average employee count for the year ended December 31, 2020 in the above table. Employees on these boards received 7 days of guarantee pay in each 28-day cycle and were eligible, if qualified, for Railroad Retirement Board unemployment benefits for the other 21 days during which they were considered furloughed. Excluding these employees, average headcount for the year ended December 31, 2020 would be 19,553. There were no employees on temporary emergency reserve boards during first, third or fourth quarter 2020.

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Estimated Locomotive Fuel Consumption (Gallons)	90.2	93.7	345.2	391.8
Price per Gallon (Dollars)	$1.43	$2.12	$1.44	$2.10
Total Locomotive Fuel Expense	$129	$199	$496	$823
Non-locomotive Fuel Expense	10	17	45	83
Total Fuel Expense	$139	$216	$541	$906

Fuel Efficiency (Gallons of locomotive fuel per 1,000 GTMs)	0.94	0.99	0.96	1.01

CSX Corporation
OPERATING STATISTICS (Estimated)
In fourth quarter 2020, train velocity decreased by 11% and car dwell increased 21% relative to 2019, driven in part by crew availability headwinds related to the COVID-19 pandemic.

CSX achieved a fourth-quarter record low number of FRA reportable injuries. The personal injury frequency index of 0.76 improved 34% versus 2019, as the decrease in the number of injuries was greater than than the reduction in number of hours worked during the prior year. The FRA train accident rate of 3.43 increased 65% from the prior year as an increase in train accidents was compounded by a significant reduction in the number of train miles. The Company is committed to safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2020	Dec. 31, 2019	Improvement / (Deterioration)	Dec. 31, 2020	Dec. 31, 2019	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	18.9	21.3	(11)%	20.2	20.5	(1)%
Dwell (Hours) (a)	10.2	8.4	(21)%	9.3	8.6	(8)%
Cars Online (a)	125,468	111,621	(12)%	112,718	117,562	4%

Revenue Ton-Miles (Billions)
Merchandise	32.5	31.3	4%	124.4	128.0	(3)%
Coal	8.4	9.4	(11)%	30.1	41.1	(27)%
Intermodal	7.8	6.9	13%	28.1	26.9	4%
Total Revenue Ton-Miles	48.7	47.6	2%	182.6	196.0	(7)%

Total Gross Ton-Miles (Billions)	95.7	94.7	1%	358.3	388.3	(8)%

On-Time Originations	83%	92%	(10)%	87%	89%	(2)%
On-Time Arrivals	69%	85%	(19)%	77%	79%	(3)%

Safety
FRA Personal Injury Frequency Index	0.76	1.15	34%	0.81	0.90	10%
FRA Train Accident Rate	3.43	2.08	(65)%	2.76	2.35	(17)%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on time to within two hours of scheduled arrival.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Years Ended
(Dollars in millions)	Dec. 31, 2020	Dec. 31, 2019
Net Cash Provided by Operating Activities(a)	$4,263	$4,850
Property Additions	(1,626)	(1,657)
Other Investing Activities(b)	9	285
Free Cash Flow (before payment of dividends)	$2,646	$3,478
(a) Net cash provided by operating activities for the year ended December 31, 2020, includes the impact of $21 million paid to settle a liability for non-controlling interest in an affiliate.
(b) For the year ended December 31, 2020, certain other investing activities used in the calculation of free cash flow do not include the impact of a $30 million deposit paid by the Company related to its signed definitive agreement to acquire Pan Am Railways, Inc. This transaction remains subject to regulatory review and approval by the Surface Transportation Board. This deposit is included in the other investing activities total on the condensed consolidated cash flow statements for the year ended December 31, 2020.